EXHIBIT 10.3

EXECUTION VERSION

$1,900,000,000

364-DAY BRIDGE TERM LOAN AGREEMENT

Dated as of March 28, 2014

among

UIL HOLDINGS CORPORATION
and
WGP ACQUISITION LLC
as Borrowers

THE BANKS NAMED HEREIN
as Banks

and

MORGAN STANLEY SENIOR FUNDING, INC.
as Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC.
Sole Lead Arranger and Sole Bookrunner

WELLS FARGO BANK, N.A.
as Documentation Agent

and

BANK OF AMERICA, N.A.
and
UNION BANK, N.A.
as Managing Agents

i

ii

SCHEDULES

Schedule I	Commitments and Lending Offices
Schedule 4.01(i)	Agreements Imposing Dividend Restrictions
Schedule 5.02	Existing Liens

EXHIBITS

Exhibit A	Notice of Borrowing
Exhibit B	Assignment and Assumption
Exhibit C	Solvency Certificate
Exhibit D-1	Form of U.S. Tax Compliance Certificate
Exhibit D-2	Form of U.S. Tax Compliance Certificate
Exhibit D-3	Form of U.S. Tax Compliance Certificate
Exhibit D-4	Form of U.S. Tax Compliance Certificate
Exhibit E-1	Form of Opinion of Counsel of the Borrowers
Exhibit E-2	Form of Opinion of In-House Counsel of Parent

i

364-DAY BRIDGE TERM LOAN AGREEMENT

This 364-DAY BRIDGE TERM LOAN AGREEMENT, dated as of March 28, 2014 (this “Agreement”), among UIL HOLDINGS CORPORATION, a Connecticut corporation (the “Parent”), WGP ACQUISITION LLC, a Delaware limited liability company (“WGP” and, together with the Parent, the “Borrowers”), the banks party hereto (the “Banks”), and MORGAN STANLEY SENIOR FUNDING, INC, as administrative agent (the “Administrative Agent”).

PRELMINARY STATEMENT:

WHEREAS, the Borrowers have requested that the Banks agree to make loans to the Borrowers on the Closing Date to finance, in whole or in part, the acquisition by WGP of the Acquired Business (as defined below) and to pay fees and expenses in connection therewith.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

ARTICLE I
 DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.   Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” means the natural gas supply, distribution, liquefaction, and vaporization business and operations, including gas line and equipment repair and maintenance, and historical gas manufacture and appliance sales, as conducted by the Seller and the other Business Operators (as defined in the Acquisition Agreement), primarily located in the City of Philadelphia, Commonwealth of Pennsylvania.

“Acquired Business Material Adverse Effect” means an event, change, effect, development, occurrence or condition that (alone or together with other similar events, changes, effects, developments, occurrences or conditions) has a material adverse effect on (a) the operation, assets, liabilities, financial condition or results of operations of the Acquired Business taken as a whole or (b) the ability of Seller to perform its material obligations under the Acquisition Agreement, including its obligation to complete the transactions contemplated therein, in each case excluding any event, change, effect, development, occurrence or condition: (i) described in the Seller Disclosure Letter (as defined in the Acquisition Agreement) (as in effect on March 2, 2014) or resulting from or arising out of any action expressly permitted by the Acquisition Agreement or the Related Documents (as defined in the Acquisition Agreement) or (subject to the Arranger having provided its written consent thereto) taken with the written consent of WGP, (ii) in or generally affecting the economy, the financial or capital or commodities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world or (iii) resulting from or arising out of (A) any changes or developments in the gas distribution business, (B) any changes or developments in prices for oil, natural gas or other commodities or for the Acquired Business’ raw material inputs and end products, (C) the announcement or the existence of, compliance with or performance under, the Acquisition Agreement or the transactions contemplated thereby (including the impact thereof on the relationships, contractual or otherwise, of the Acquired Business with employees, labor unions, customers, suppliers or partners), (D) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Legal

Requirement (as defined in the Acquisition Agreement), (E) any changes in GAAP or accounting standards or interpretations thereof, (F) earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism or (G) any failure by the Acquired Business to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (G) shall not prevent or otherwise affect a determination that any event, change, effect, development, occurrence or condition underlying such failure has resulted in, or contributed to, an Acquired Business Material Adverse Effect so long as it is not otherwise excluded by this definition), to the extent that the events, changes, effects, developments, occurrences or conditions described in subclauses (ii), (iii)(A), (iii)(B), (iii)(D)-(iii)(F) do not disproportionately affect the Acquired Business, taken as a whole, relative to other natural gas distribution businesses.

“Acquisition” means the acquisition by WGP of assets and certain liabilities of the Acquired Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Asset Purchase Agreement, dated as of March 2, 2014, among the Seller, the Parent and WGP, as amended from time to time in accordance with Section 3.02(b)(ii) hereof.

“Acquisition Agreement Representations” means the representations and warranties made on behalf of or related to the Acquired Business in the Acquisition Agreement as are material to the interests of the Banks, but only to the extent that the Parent (or its applicable Subsidiaries) has the right to terminate its obligation to consummate the Acquisition under the Acquisition Agreement or the right not to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agency Fee Letter” means that certain Agency Fee Letter, dated as of the Effective Date, between the Administrative Agent and the Parent.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Anti-Money Laundering Laws” means anti-money laundering statutes (including the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority) of jurisdictions where any Borrower or any of its Subsidiaries conducts business.

“Applicable Lending Office” means, with respect to each Bank, such Bank’s Domestic Lending Office in the case of a Base Rate Loan and such Bank’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Margin” means with respect to any Base Rate Loan and any Eurodollar Rate Loan made to any Borrower, at all times during which any Applicable Rating Level set forth below is in effect for such Borrower, the rate per annum (except as provided below) for such Type of Loan set forth below next to such Applicable Rating Level for such Borrower:

Applicable Rating Level	Applicable Margin For Eurodollar Rate Loans	Applicable Margin For Base Rate Loans
1	1.25%	0.25%
2	1.50%	0.50%
3	1.75%	0.75%
4	2.25%	1.25%

provided, that each Applicable Margin set forth above will increase, for each Applicable Rating Level, by (A) if the applicable Borrower’s Reference Ratings are at least Baa3 by Moody’s or at least BBB- by S&P, 0.25% per annum, or (y) otherwise, 0.50% per annum, in each case, on the date that is 90 days following the Closing Date and additionally on each successive 90th day thereafter; provided, further,  that each Applicable Margin set forth above will additionally increase, for each Applicable Rating Level, by 2.0% per annum upon the occurrence and during the continuance of any Event of Default specified in Section 6.01(f).

A change in the Applicable Margin resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in the Reference Ratings that results in a change in the Applicable Rating Level.

“Applicable Rating Level” for any Borrower shall be determined in accordance with the Reference Ratings for such Borrower as follows:

Reference Ratings	Applicable Rating Level
Baa2 or higher by Moody’s or BBB or higher by S&P	1
Baa3 by Moody’s or BBB- by S&P	2
Ba1 by Moody’s or BB+ by S&P	3
Ba2 or lower by Moody’s or BB or lower by S&P or no such Reference Rating	4

For the purposes of the foregoing, if the Reference Ratings issued by Moody’s or S&P are not the same (i.e., a “split rating”), the higher of such Reference Ratings shall control, unless (x) such Reference Ratings differ by more than one level, in which case the Reference Rating one level below the higher of the two Reference Ratings shall control or (y) during the initial 89 day period following the Closing Date, a Reference Rating is below Baa3 or below BBB- (as applicable), in which case the lower of the two Reference Ratings shall control.  The Applicable Rating Level for any Borrower shall be redetermined on the date of announcement of a change in the Reference Ratings for such Borrower.

“Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an Affiliate of a Bank or (iii) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” means MSSF.

“Arranger Fee Letter” means that certain Fee Letter, dated as of March 2, 2014, between the Arranger and the Parent.

“Asset Sale” means a disposition (including as a result of a Casualty Event) on or after March 2, 2014, by either Borrower or any of their respective Subsidiaries (other than any Regulated Subsidiary) of any property, the Net Cash Proceeds of which are in excess of both (i) $25,000,000 for any single transaction or series of related transactions and (ii) $100,000,000 in the aggregate for all such transactions consummated following such date (other than the unwinding of any hedging arrangements, the disposition of accounts as part of collection or the sale of inventory or the disposition of other assets in the ordinary course of business or among the Parent and/or its Subsidiaries).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof if and for so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm obligations such as those under this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, 31 U.S.C. Section 5311 et seq.

“Banks” has the meaning specified in the recital of parties to this Agreement.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(i)            the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate;

(ii)            the sum of 1/2 of 1% per annum plus the Federal Funds Rate; and

(iii)            the Eurodollar Rate at 11:00 a.m. (London time) such day for an Interest Period of one month (or if no such rates are quoted on such day, the previous day for which quotations are available) (the “One-Month Eurodollar Rate”) plus 1%; provided, however, that if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates plus 1%.

The Base Rate shall change concurrently with each change in such Prime Rate, the Federal Funds Rate or the One-Month Eurodollar Rate, as the case may be.

“Base Rate Borrowing” means a Borrowing composed of Base Rate Loans.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.07(a).

“Berkshire Gas” means The Berkshire Gas Company, a Massachusetts gas company.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a borrowing by a Borrower consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having Interest Periods of the same duration, made by each of the Banks pursuant to Section 2.01 or Converted pursuant to Section 2.09 or 2.10.

“Business Day” means a day of the year other than a Saturday, Sunday or a public or bank holiday in New York City or Connecticut, and, if the applicable Business Day relates to any Eurodollar Rate Loans, on which dealings are carried on in the London interbank market.

“Casualty Event” means any loss, damage or destruction of either Borrower’s or its Subsidiaries’ (other than any Regulated Subsidiary) property that is insured or the condemnation of either Borrower’s or its Subsidiaries’ (other than any Regulated Subsidiary) property.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (i) the Parent shall fail to own 100% of the common equity interests in WGP, UI, Southern Connecticut Gas, Connecticut Natural Gas or Berkshire Gas, free and clear of all Liens and encumbrances, or (ii) the occurrence, after the date of this Agreement, of (A) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Parent (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors; or (B) individuals who at the beginning of the term of this Agreement were directors ceasing for any reason to constitute a majority of the Board of Directors of the Parent unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Parent in accordance with the Parent’s bylaws; or (C) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Parent (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Parent entitled to vote in the election of directors.

“Closing Date” means the first date on which all of the conditions set forth in Section 3.02 are satisfied (or waived in accordance with Section 8.01).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.

“Commitment” means, as to any Bank, the obligation of such Bank to make Loans to any Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule I hereto or in the Assignment and Assumption to which such Bank is a party, as such amount may be reduced pursuant to the terms of this Agreement.

“Commitment Fees” has the meaning specified in Section 2.03(b).

“Commitment Percentage” means, as to any Bank as of any date of determination, the percentage describing such Bank’s pro rata share of the Commitments on such date.

“Commitment Termination Date” means 11:59 p.m. (New York City time) on March 31, 2015; provided, that in the event that the End Date (as defined in the Acquisition Agreement) is extended on one or more occasions (as notified by the Parent to the Administrative Agent) to a date that is not later than June 30, 2015 (the “Extended Date”) solely on account of pending regulatory approvals pursuant to the terms of the Acquisition Agreement as in effect March 2, 2014, the Commitment Termination Date shall be such Extended Date.

“Committed Financing” means any committed but unfunded term loan or private placement agreement in connection with financing the Acquisition.

“Communications” has the meaning specified in Section 8.02(b).

“Connecticut Natural Gas” means the Connecticut Natural Gas Corporation, a Connecticut corporation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital” of any Borrower means the sum of (i) Consolidated Debt of such Borrower and (ii) the consolidated equity of all classes of stock (whether common, preferred or preference) of such Borrower, in each case determined in accordance with GAAP, except that unrealized gains and losses reflected in other comprehensive income in respect of qualified and non-qualified defined benefit pension plans, as well as other post-retirement benefit plans of such Borrower and its Consolidated Subsidiaries, for any period shall be excluded for purposes of such determination.

“Consolidated Debt” of any Borrower means the total principal amount of all Debt of such Borrower and its Consolidated Subsidiaries.

“Consolidated Subsidiary” means, with respect to any Person at any time, any Subsidiary or other Person the accounts of which would be consolidated with those of such first Person in its consolidated financial statements in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.09 or 2.10 or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Loans pursuant to Section 2.09 or 2.10.

“Credit Parties” means the Administrative Agent and the Banks.

“Debt” of any Person means, without duplication, (i)  all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person in respect of reimbursement agreements with respect to acceptances, letters of credit (other than trade letters of credit) or similar extensions of credit, (vi) all reasonably quantifiable obligations under indemnities or under support or capital contribution agreements and other reasonably quantifiable obligations (contingent or otherwise) to purchase or otherwise to assure a creditor against loss in respect of, or to assure an obligee against loss in respect of, all Debt of others referred to in clauses (i) through (v) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (vii) preferred securities issued by any Consolidated Subsidiary of the Borrower held directly or indirectly by any person other than the Parent; provided, however, for the avoidance of doubt, “Debt” shall not include any obligation of any Person under indemnities, reimbursement agreements or similar arrangements with respect to surety bonds and other performance guaranties.

“Debt Issuance” means the borrowing or other incurrence of Debt (including the sale or issuance of debt securities), in each case, by either Borrower or its Subsidiaries (other than any Regulated Subsidiary), except Excluded Debt.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent, that (i) has failed, within three Business Days after the date required to be funded or paid, (A) to fund any portion of its Loans or (B) to pay over to any Credit Party any other amount required to be paid by it under this Agreement, unless, in the case of clause (A) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrowers or any Credit Party in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (iii) upon such requesting party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (iv) has become the subject of a Bankruptcy Event.

“Disqualified Institution” means (i) competitors of the Parent or any of its Subsidiaries or the Acquired Business or its Subsidiaries, identified in writing by the Parent to the Administrative Agent from time to time (it being understood that notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest hereunder that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional Commitments, Loans or participations) or (ii) affiliates of any such competitors clearly identifiable by name.

“Documentation Agent” means Wells Fargo Bank, N.A.

“Domestic Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or such other office of such Bank as such Bank may from time to time specify to the Borrowers and the Administrative Agent.

“Duration Fees” has the meaning specified in Section 2.03(a).

“Effective Date” means the first date on which the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 8.01).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.06(b)(iii)).

“Environmental Event” with respect to any Borrower means (i) the generation, storage, disposal, removal, transportation or treatment of Hazardous Materials in violation of applicable law (A) on any real property owned, occupied or operated by such Borrower or any Person for whose conduct such Borrower is responsible (“Real Property”), or (B) in the vicinity of any Real Property, which through soil or ground water migration is reasonably likely to come to be located at or on such Real Property; (ii) the receipt by such Borrower of any written notice or claim of any violation of any Environmental Law or of any action based upon nuisance, negligence or other tort theory alleging liability on the basis of improper generation, storage, disposal, removal, transportation or treatment of Hazardous Materials on any Real Property; or (iii) the presence or release of Hazardous Materials at or from any Real Property, that has resulted in contamination or deterioration of any portion of such property in or to a level of contamination greater than the levels permitted or established by any governmental authority having jurisdiction over the Borrower or any Real Property.

“Environmental Laws” means any and all federal, state and local statutes, laws, regulations, ordinances, judgments, orders, decrees, and permits and all other governmental rules, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or the release of any materials into the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), and the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issuance of any Equity Interest of either Borrower or its Subsidiaries (other than any Regulated Subsidiary) to any Person other than (i) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards and (ii) pursuant to any “at the market” or “dribble out” programs not to exceed, in the case of this clause (ii), $65,000,000 in the aggregate.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an Affiliate of the Borrower from a Multiple-Employer Plan during a plan year for which it was a “substantial employer”, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or an Affiliate of the Borrower to make a payment to a Plan required under Section 303(k) of ERISA, which Section imposes a Lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan, and, in the case of any event described in clause (ii), (iv), (v), (vi) or (vii), the then-present value of such Plan’s vested benefits exceeds the then-current value of assets accumulated in such Plan by more than $10,000,000 (or in the case of withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount) and, in any other case, the net liability of any Borrower and its affiliates in respect of such event exceeds $10,000,000.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Bank, the office of such Bank specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for the Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing an interest rate per annum equal to the rate appearing on Page LIBOR01 of the Reuters screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time) at 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate (rounded upward to the nearest 1/16 of 1%) at which deposits in U.S. dollars of $5,000,0000 for delivery on the first day of such Interest Period and with a term equivalent to such Interest Period would be offered by MSSF’s (or its Affiliate’s) principal London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; subject, however, to the provisions of Section 2.09 hereof.

“Eurodollar Rate Borrowing” means a Borrowing composed of Eurodollar Rate Loans.

“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.07(b).

“Eurodollar Rate Reserve Percentage” of any Bank for the Interest Period for any Eurodollar Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Excluded Debt” means (i) intercompany Debt among the Parent and/or its Subsidiaries, (ii) credit extensions under the Existing Credit Agreement; provided that the aggregate commitments and principal amounts funded thereunder do not exceed $800,000,000, (iii) issuances by the Parent and any of its Subsidiaries under short term commercial paper programs, (iv) ordinary course letter of credit facilities, overdraft protection and short term working capital facilities, capital leases, financial leases, hedging and cash management and purchase money and equipment financings, (v) the Loans and (vi) other Debt (excluding any Securities and any Debt pursuant to any WGP Indenture) in an aggregate principal amount up to $50,000,000.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Parent under Section 8.06(f)) or (B) such Bank changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.16(f) and (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 30, 2011 by and among the Parent, the borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as such agreement may be amended (including by

Amendment No. 1 thereto dated March 17, 2014), extended, replaced, refinanced or renewed from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Agency Fee Letter and the Arranger Fee Letter.

“Foreign Lender” means a Bank that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“GASB” means the accounting standards promulgated by the Government Accounting Standards Board.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means any solid wastes, toxic or hazardous substances, wastes or contaminants, polychlorinated biphenyls, paint containing lead, urea, formaldehyde foam insulation and discharges of sewage or effluent, as any of such terms is defined from time to time in or for the purposes of any Environmental Laws, friable asbestos, pesticides, petroleum or petroleum products.

“Indemnified Person” has the meaning specified in Section 8.04(c).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Information” has the meaning specified in Section 8.07(b).

“Interest Period” means, for each Eurodollar Rate Loan constituting part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Loan into such a Eurodollar Rate Loan and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months or such other periods acceptable to all the Banks, as the applicable Borrower may select, upon notice received by the Administrative Agent in accordance with Section 2.02(a) or Section 2.10; provided, however, that:

(i)            the duration of any Interest Period that commences before the Maturity Date and otherwise ends after the Maturity Date shall end on the Maturity Date;

(ii)            if any Interest Period begins on a day for which there is no corresponding day in the calendar month during which such Interest Period is to end, such Interest Period shall end on the last Business Day of such month; and

(iii)            whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“IRS” means the United States Internal Revenue Service.

“Lien” has the meaning specified in Section 5.02(a).

“Loan” means a loan by a Bank to a Borrower as part of a Borrowing and refers to a Base Rate Loan or a Eurodollar Rate Loan, each of which shall be a “Type” of Loan.

“Loan Document” means this Agreement, any agreement referred to in Section 2.03 and any promissory notes delivered pursuant to Section 2.01(b).

“Majority Banks” means at any time, if there are Loans outstanding, Banks holding in excess of 50% of the Loans then outstanding, or, if there are no Loans outstanding, Banks holding in excess of 50% of the Commitments.

“Managing Agents” means Bank of America, N.A. and Union Bank, N.A.

“Maturity Date” means the date that is (x) 364 days from the Closing Date or, if such date is not a Business Day, then the immediately preceding Business Day or (y) the earlier date of acceleration of the Loans pursuant to Section 6.01 hereof.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“MSSF” means Morgan Stanley Senior Funding, Inc.

“Multiple-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of any Borrower or an Affiliate of such Borrower and at least one Person other than such Borrower and its Affiliates or (ii) was so maintained and in respect of which such Borrower or an Affiliate of such Borrower could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means with respect to any Asset Sale, Equity Issuance or Debt Issuance (a) the cash proceeds (including, in the case of any Casualty Event, insurance, condemnation or similar proceeds) actually received (including, in the case of any Equity Issuance or Debt Issuance, upon release from any escrow (and the term “receives” as used in Section 2.11(b) shall be construed accordingly)) in respect of such event, including any cash received in respect of any non-cash proceeds (but only as and when received) net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses, including attorney, accountant, auditor, printer, SEC filing, brokerage, consultant, investment banking, advisory, placement, arranger or underwriting fees and expenses and any other customary fees and expenses actually incurred by either Borrower and its Subsidiaries in connection with such event, (ii) survey costs, title insurance premiums, and search and recording charges, (iii) the amount of all Taxes, including sales, transfer, deed or mortgage recording taxes, paid or payable by either Borrower and its Subsidiaries as a result thereof, and any other payment required by applicable law, rule or regulation as a result of such event, and (iv) in the case of an Asset Sale, (A) the amount of all payments required to be made by either Borrower and its Subsidiaries as a result of such event to repay indebtedness or pay other obligations in each case secured by such assets and (B) the amount of any reserves established by either Borrower and its Subsidiaries, in accordance with GAAP as in effect in the United States from time to time, to fund purchase price adjustment, indemnification and similar contingent liabilities in connection therewith; provided that if either Borrower or any of its Subsidiaries receive proceeds that would otherwise constitute Net Cash Proceeds from any Asset Sale, then the applicable Borrower or its applicable Subsidiary may use, or commit to use, any portion of such proceeds (the “Reinvestment Amount”) to acquire, construct, improve, upgrade or repair assets useful in the business of such Borrower or such Subsidiary, and in each case, the Reinvestment Amount shall not constitute Net Cash Proceeds until, and except to the extent (but shall then be deemed to have been received to such extent and shall constitute Net Cash Proceeds and not be covered by this proviso), not so used within the 270-day period of receipt of such proceeds (unless committed (pursuant to a binding agreement) within such 270-day period to be so used and so used within 90 days following the end of such 270-day period).  For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iv)(B) above shall be reduced, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of Net Cash Proceeds in respect of such event.

“Notice of Borrowing” has the meaning specified in Section 2.02(a) hereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.06(f)).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Participant” has the meaning specified in Section 8.06(d).

“Participant Register” has the meaning specified in Section 8.06(d).

“Patriot Act” has the meaning specified in Section 3.02(h).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single-Employer Plan or a Multiple-Employer Plan.

“Platform” has the meaning specified in Section 8.02(b).

“Recipient” means (i) the Administrative Agent and (ii) any Bank, as applicable.

“Regulated Subsidiary” means each of UI, Southern Connecticut Gas, Connecticut Natural Gas and Berkshire Gas.

“Reference Ratings” means, with respect to any Borrower, the ratings assigned by S&P and Moody’s to the long-term senior unsecured non-credit enhanced debt of such Borrower (the “Borrower Debt”); provided that:

(i)            if neither S&P nor Moody’s maintains a rating on the Borrower Debt of a Borrower, then the Reference Ratings shall be based on the ratings assigned by Moody’s and S&P to the long-term senior secured debt (the “Secured Debt”) of such Borrower, but such ratings shall be deemed to correspond to the Applicable Rating Level that is one level lower than the level that would otherwise correspond to such Secured Debt ratings;

(ii)            if neither S&P nor Moody’s maintains a rating on the Borrower Debt of a Borrower or on the Secured Debt of a Borrower, then the Reference Rating of such Borrower shall be based on such Borrower’s long-term corporate/issuer ratings maintained by S&P and Moody’s; and

(iii) if either S&P or Moody’s fails to provide a rating referred to in clauses (i) or (ii) above, then it shall be deemed to have provided a Reference Rating corresponding to the lowest Applicable Rating Level.

“Register” has the meaning specified in Section 8.06(c).

“Requesting Person” has the meaning specified in Section 5.01(e).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or any successor thereto.

“Sanctions” means sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Securities” means a combination of equity securities, equity-linked securities, debt securities and term loans issued by either Borrower to finance the Acquisition.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means The City of Philadelphia, a corporation and body politic and a political subdivision of the Commonwealth of Pennsylvania.

“Single-Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of a Borrower or an Affiliate of such Borrower and no Person other than such Borrower and its Affiliates, or (ii) was so maintained and in respect of which such Borrower or an Affiliate of such Borrower could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to each Borrower, (a) the fair value of the assets of such Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Solvency Certificate” a solvency certificate substantially in the form attached hereto as Exhibit C.

“Southern Connecticut Gas” means The Southern Connecticut Gas Company, a Connecticut corporation.

“Specified Default” means any Default or Event of Default under Sections 6.01(a), (c) (other than breach of the financial covenant in Section 5.03), (d) (limited to breach of the covenant in Section 5.01(b) to maintain the corporate existence of the Parent and WGP), (e) (limited to cross-payment default with respect to other Debt in an aggregate principal or notional amount of at least $50,000,000) and (f) (limited to the events specified therein with respect to the Parent or WGP).

“Specified Representations” means the representations and warranties in Sections 4.01(a)(i), (b)(i) and (ii) (limited in the case of clause (y) thereof to material laws, rules, regulations, orders or judgments, and in the case of clause (z) thereof, to contractual restrictions under an agreement or instrument governing Debt in an outstanding or committed principal amount of at least $50,000,000), (c), (d), (e), (k), (l), (q) and (r).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Type” has the meaning assigned to such term in the definition of “Loan” when used in such context.

“UI” means The United Illuminating Company, a specially chartered Connecticut corporation.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(f)(ii)(B)(2).

“WGP” has the meaning specified in the recital of parties to this Agreement.

“WGP Indenture” means any indenture pursuant to which WGP issues first mortgage bonds that are secured by the property of WGP and its Subsidiaries, as such indenture may be amended, supplemented or replaced from time to time.

“Withholding Agent” means the Borrowers and the Administrative Agent.

SECTION 1.02.   Computation of Time Periods.

In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

SECTION 1.03.   Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof (“GAAP”).

ARTICLE II
 AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

SECTION 2.01.   The Loans.

(a)    Each Bank severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make the Loans to the Borrowers on the Closing Date in an aggregate principal amount not to exceed the amount of such Bank’s Commitment; provided that the aggregate amount of Loans made to WGP on the Closing Date shall not exceed $950,000,000 (as such amount may be reduced in accordance with Section 2.11(b)(A)(x)).  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be re-borrowed.  Each Bank’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to any funding of such Bank’s Commitment on the Closing Date (whether or not fully drawn).  Each Base Rate Borrowing shall be in an integral multiple of $1,000,000, and each Eurodollar Rate Borrowing shall be in an aggregate amount not less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof.  Each Borrowing shall consist of Loans of the same Type and, in the case of Eurodollar Rate Loans, having Interest Periods of the same duration, made on the same day to a single Borrower by the Banks ratably according to their respective Commitments.

(b)    Any Bank may request that any Loans made by it be evidenced by one or more promissory notes.  In such event, each Borrower shall prepare, execute and deliver to such Bank one or more promissory notes payable to the order of such Bank (or, if requested by such Bank, to such Bank and its assignees) and in a form approved by the Administrative Agent.

SECTION 2.02.   Borrowing the Loans.

(a)    Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) one Business Day prior to the date of a proposed Base Rate Borrowing or on the third Business Day prior to the date of a proposed Eurodollar Rate Borrowing, by the applicable Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telecopier, telex or cable.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, telex or cable, confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Loans constituting such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Eurodollar Rate Borrowing, the initial Interest Period for each of the Loans constituting such Borrowing.  Each Bank shall, before 12:00 noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02 such Bank’s ratable portion of such Borrowing, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent’s aforesaid address.

(b)    Each Notice of Borrowing shall be irrevocable and binding on the Borrower that delivers such Notice of Borrowing.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the applicable Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Loan to be made by such Bank as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(c)    Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Loans constituting such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan as part of such Borrowing for purposes of this Agreement.

(d)    The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.

SECTION 2.03.   Fees.

(a)    Each Borrower agrees to pay to the Administrative Agent for the account of each Bank duration fees (the “Duration Fees”) in amounts equal to the percentage, as determined based on such Borrower’s Reference Ratings in accordance with the grid below, of the principal amount of the Loan to such Borrower held by such Bank outstanding at the close of business, New York City time, on each date set forth in the grid below.  Such Duration Fees shall be payable on the dates set forth in the grid below.

Borrower’s Reference Ratings (Moody’s or S&P)	Duration Fees
	90 days after Closing Date	180 days after Closing Date	270 days after Closing Date
Rating Level 1: ≥ Baa3/BBB-	0.50%	0.75%	1.00%
Rating Level 2: < Baa3/BBB-	1.00%	1.25%	1.50%

For the purposes of calculating Duration Fees pursuant to the foregoing, if the Reference Ratings issued by Moody’s or S&P are not the same (i.e., a “split rating”), the higher of such Reference Ratings shall control, unless such Reference Ratings differ by more than one level, in which case the Reference Ratings one level below the higher of the two Reference Ratings shall control.

(b)    Except with respect to any Defaulting Bank as set forth in Section 8.11(a), the Parent agrees to pay (or cause to be paid) to the Administrative Agent for the account of each Bank commitment fees (the “Commitment Fees”) at a rate per annum equal to 0.175% times the daily average undrawn Commitment of such Bank accruing during the period from and including May 1, 2014 to and including the date on which the Commitments are terminated pursuant to this Agreement.  The Commitment Fees shall be payable quarterly in arrears on the last day of March, June September and December and on the date on which all of the Commitments terminate, commencing on the first such date to occur after the Effective Date (but in no event prior to May 1, 2014).

(c)    The Parent also agrees to pay (or cause to be paid) to the Administrative Agent, the Arranger and the Banks any applicable fees respectively required to be paid to them in such amounts and payable at such times as set forth in the Fee Letters.

SECTION 2.04.   Optional Reductions in the Commitments.

The Parent shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided, that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.  Once terminated or reduced, a Commitment may not be reinstated.  The Administrative Agent shall promptly notify each Bank of any reduction in the Commitments pursuant to this Section 2.04.

SECTION 2.05.   Repayment of Loans.

Each Borrower shall repay to the Administrative Agent for the ratable account of the Banks on the Maturity Date the aggregate principal amount of the Loans made to such Borrower then outstanding.

SECTION 2.06.   Optional Prepayments.

Upon notice, given not later than 11:00 a.m. (New York City time) on the date of a proposed prepayment for Base Rate Loans and on the third Business Day prior to the date of such prepayment for Eurodollar Rate Loans, each Borrower may, and if such notice is given such Borrower shall, prepay the outstanding principal amounts of the Loans constituting part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof (or, if less, the aggregate amount of all Loans constituting the same Borrowing), and (ii) in the case of any such prepayment of a Eurodollar Rate Loan, such Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to Section 8.04(b).  Except as provided in this Section 2.06 or Section 2.11, no Borrower shall have any right to prepay any principal amount of any Loans.  Subject to Section 8.11, each prepayment pursuant to this Section 2.06 shall be applied to the Loans made to such Borrower ratably among the Banks in accordance with their respective portions thereof.

SECTION 2.07.   Interest on Loans.

Each Borrower shall pay interest on the unpaid principal amount of each Loan made by each Bank to such Borrower from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(a)    Base Rate Loans.  If such Loan is a Base Rate Loan, a rate per annum equal at all times to the Base Rate plus the Applicable Margin for such Borrower, payable quarterly in arrears on the last day of each March, June, September and December during the term hereof, on the Maturity Date and on the date such Base Rate Loan shall be Converted or paid in full.

(b)    Eurodollar Rate Loans.  If such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during the Interest Period for such Loan to the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Borrower, payable on the last day of such Interest Period, provided, however, that if the Interest Period for such Loan is greater than three months then interest shall also be payable at the end of each three month interval following the date of such Loan.

(c)    Rates Applicable to Overdue Amounts.  Notwithstanding anything to the contrary contained herein, any amount payable by any Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date when due until paid in full at a rate equal at all times to the sum of the Base Rate plus the Applicable Margin in effect for the applicable Borrower, plus 2% per annum, payable upon demand.

SECTION 2.08.   Additional Interest on Eurodollar Rate Loans.

Each Borrower shall pay to each Bank, so long as such Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Loan of such Bank made to such Borrower, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Loan.  Such additional interest shall be determined by such Bank and notified to the applicable Borrower through the Administrative Agent.

SECTION 2.09.   Interest Rate Determination.

(a)    The Administrative Agent shall give prompt notice to the applicable Borrower and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or (b) hereof.

(b)    If, with respect to any Eurodollar Rate Loans, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) the Majority Banks notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Banks, whereupon:

(i)             each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and

(ii)            the obligation of the Banks to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers and the Banks that the circumstances causing such suspension no longer exist.

(c)    If the applicable Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Banks, and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Loans.

(d)    On the date on which the aggregate unpaid principal amount of Loans constituting any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Loans shall, if they are Eurodollar Rate Loans, automatically Convert into Base Rate Loans, and on and after such date the right of the applicable Borrower to Convert such Loans into Eurodollar Rate Loans shall terminate; provided, however, that if and so long as each such Loan shall be of the same Type and have the same Interest Period as Loans constituting another Borrowing or other Borrowings made to such Borrower, and the aggregate unpaid principal amount of all such Loans shall equal or exceed $1,000,000, such Borrower shall have the right to continue all such Loans as, or to Convert all such Loans into, Loans of such Type having such Interest Period.

SECTION 2.10.   Voluntary Conversion of Loans.

So long as no Event of Default with respect to a Borrower or event that would constitute an Event of Default with respect to such Borrower but for the requirement that notice be given or time elapse or both has occurred and is continuing, then such Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13 hereof, Convert all Loans of one Type constituting the same Borrowing into Loans of another Type or Loans of the same Type to a new Interest Period; provided, however, that any Conversion of any Eurodollar Rate Loans into Base Rate Loans or Eurodollar Rate Loans into Eurodollar Rate Loans having new Interest Periods shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans, unless such Borrower shall also reimburse the Banks in respect thereof pursuant to Section 8.04(b) hereof on the date of such Conversion.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted, and (iii) if such Conversion is into or relating to Eurodollar Rate Loans, the duration of the Interest Period for each such Loan.  The Administrative Agent shall promptly notify each Bank of any notice received from a Borrower pursuant to this Section 2.10.

SECTION 2.11.   Mandatory Commitment Reductions and Principal Payments

(a)    Unless previously terminated, the Commitments shall terminate on the first to occur of (i) the consummation of the Acquisition without the borrowing of the Loans, (ii) the valid termination of the Acquisition Agreement in accordance with its terms and (iii) the Commitment Termination Date.

(b)    In the event that either Borrower or its Subsidiaries (other than a Regulated Subsidiary) receives any Net Cash Proceeds arising from any Debt Issuance, Equity Issuance or Asset Sale (i) during the period commencing on March 2, 2014 and ending on the Closing Date, then the Commitments shall be automatically reduced in an amount equal to 100% of such Net Cash Proceeds on the date of receipt by such Borrower or such Subsidiary of such Net Cash Proceeds, or (ii) after the Closing Date, then such Borrower shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds not later than five Business Days following the receipt by such Borrower or such Subsidiary of such Net Cash Proceeds.  For the purposes of the foregoing, (A) any Net Cash Proceeds received by WGP or any of its Subsidiaries shall only be applied (x) prior to the Closing Date, to reduce the portion of the Commitments available to be drawn by WGP or (y) thereafter, to prepay the Loans of WGP, and (B) any Net Cash Proceeds received by the Parent and its Subsidiaries (other than WGP or any of its Subsidiaries or any Regulated Subsidiary) shall be applied (x) prior to the Closing Date, to reduce the aggregate amount of the Commitments or (y) thereafter, first, to prepay the Loans of the Parent until repaid in full and second, to prepay the Loans of WGP.  Each Borrower shall promptly notify the Administrative Agent of the receipt by such Borrower or its Subsidiary of any such Net Cash Proceeds and the Administrative Agent will promptly notify each Bank of its receipt of each such notice.

(c)    If the Parent or any of its Subsidiaries (other than a Regulated Subsidiary) enters into any Committed Financing prior to the Closing Date and the Parent reasonably determines that the conditions to availability thereunder are no more restrictive than the conditions precedent set forth in Section 3.02, then the Parent shall promptly notify the Administrative Agent of such Committed Financing and the Commitments shall be automatically reduced by the committed principal amount (less original issue discount, if any) of such Committed Financing on the date such notification is received.

(d)    Any termination or reduction of the Commitments pursuant to this Section 2.11 shall be permanent.  The Administrative Agent shall promptly notify each Bank of any reduction in the Commitments pursuant to this Section 2.11.  Subject to Section 8.11, each prepayment pursuant to this Section 2.11 shall be applied to the Loans of the Banks ratably in accordance with their respective portion of the Loans.

SECTION 2.12.   Increased Costs.

(a)            Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement for which any Borrower is required to pay additional interest pursuant to Section 2.08);

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Bank the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or other Recipient, the Parent will pay to such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements.  If any Bank determines that any Change in Law affecting such Bank or any Applicable Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, or the Commitments of such Bank or the Loans made by such Bank, to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy), then from time to time the Parent will pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement.  A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.12 and delivered to the Parent, shall be conclusive absent manifest error.  The Parent shall pay such Bank, as the case may be, the undisputed amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests.  Failure or delay on the part of any Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Parent shall not be required to compensate a Bank pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than six months prior to the date that such Bank, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13.   Illegality.

Notwithstanding any other provision of this Agreement, if any Bank shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) the obligation of the Banks to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrowers and the Banks that the circumstances causing such suspension no longer exist and (ii) each Borrower shall forthwith prepay in full all Eurodollar Rate Loans of all Banks then outstanding to such Borrower, together with interest accrued thereon, unless such Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Loans of all Banks then outstanding to such Borrower into Base Rate Loans in accordance with Section 2.10; provided, however, that no Borrower will be permitted to Convert such Eurodollar Rate Loans to Base Rate Loans if the applicable law or regulation requires immediate compliance on the part of such affected Bank.

SECTION 2.14.   Payments and Computations.

(a)    Each Borrower shall make each payment to be made by such Borrower hereunder, without condition or deduction for counterclaim, defense, recoupment or setoff, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address at 1585 Broadway, New York, New York 10036, in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.08, 2.12 or 2.15 hereof and except as provided otherwise in Sections 2.15(b) and 8.11) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b)    Each Borrower hereby authorizes each Bank, if and to the extent payment owed by such Borrower to such Bank is not made (to such Bank or to the Administrative Agent for such Bank) when due hereunder, to charge from time to time against any or all of such Borrower’s accounts with such Bank any amount so due.

(c)    All computations of interest based on clause (a) of the definition of “Base Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on clause (b) or (c) of the definition of “Base Rate” or on the Eurodollar Rate and Commitment Fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Bank, in each case on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent (or, in the case of Section 2.08 hereof, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)    Unless the Administrative Agent shall have received notice from such Borrower prior to the date on which any payment is due to the Banks hereunder from such Borrower that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent that such Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.15.   Sharing of Payments, Etc.

(a)    If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to Section 2.08 or 2.12 hereof) in excess of its ratable share of payments on account of the Loans obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in their Loans as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery together with an amount equal to such Bank’s ratable share (according to the proportion of (i) the amount of such Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.  The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

(b)    If any Bank shall fail to make any payment required to be made by it pursuant to Sections 2.02(a) or 7.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it or them under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section in any order as determined by the Administrative Agent in its discretion until all such unsatisfied payment obligations of such Bank are fully paid.

SECTION 2.16.   Taxes.

(a)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower.  Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Indemnification by the Borrower.  Each Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient by such Borrower and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d)            Indemnification by the Banks.  Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 8.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this subsection (d).

(e)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.16, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            Status of Banks.

(i)            Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by any Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A), (B) and (D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)            Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A)            any Bank that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify each Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) promptly following receipt of any such refund of Taxes.  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival.  Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE III
 CONDITIONS PRECEDENT

SECTION 3.01.   Conditions Precedent to Effective Date.

The Banks’ Commitments shall not become effective hereunder unless the following conditions are satisfied (or waived in accordance with Section 8.01) on or prior to the Commitment Termination Date:

(a)    The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement executed on behalf of such party or (ii) customary written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has executed a counterpart to this Agreement.

(b)    The Administrative Agent shall have received the following, each dated the Effective Date, in form and substance reasonably satisfactory to the Administrative Agent:

(i)            certified copies of the resolutions of the Board of Directors or other governing body of each Borrower approving this Agreement and the other Loan Documents to which such Borrower is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such other Loan Documents, together with certified copies of the certificate of incorporation and bylaws or certificate of formation and, to the extent available, limited liability company agreement (or equivalent documents), as applicable, of each Borrower, and a certificate from the secretary of state of organization of each Borrower (or other appropriate authority of such jurisdiction) evidencing the legal existence and good standing of such Borrower; and

(ii)            a certificate of the Secretary or an Assistant Secretary or other officer with equivalent duties of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement, the other Loan Documents to which such Borrower is a party and the other documents to be delivered hereunder and attesting to the accuracy of the representations and warranties of such Borrower set forth in Section 4.01.

(c) Each of the Administrative Agent, the Arranger and the Banks shall have received payment of all fees and expenses then due and payable hereunder by either Borrower to the Administrative Agent, the Arranger and the Banks, respectively, subject to the Parent receiving, to its satisfaction, an invoice of such amounts at least two Business Days prior to the Effective Date.

The Administrative Agent shall notify the Borrowers and the Banks of the Effective Date, and such notice shall be conclusive and binding.

SECTION 3.02.   Closing Date.

Each Bank’s obligations to make any Loan hereunder shall not become effective hereunder unless the following conditions are satisfied (or waived in accordance with Section 8.01) on or prior to the Commitment Termination Date:

(a)    The Effective Date shall have occurred.

(b)     (i) The Acquisition shall have been, or substantially concurrently with borrowing of the Loans shall be, consummated in accordance with the terms of the Acquisition Agreement and (ii) no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified, and no consent by the Parent or any of its Subsidiaries shall have been provided thereunder, in each case, which is materially adverse to the Banks without the Arranger’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned; provided that any decrease in the purchase price thereunder shall not be deemed materially adverse to the Banks so long as such decrease is applied to reduce the Commitments in an equal amount.

(c)    Since August 31, 2013, there shall not have been any event or condition, or series of events or conditions that, individually or in the aggregate, has resulted or would be reasonably likely to result in an Acquired Business Material Adverse Effect.

(d)    The Arranger shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 60 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), which shall have been reviewed by the independent accountants for the Parent as provided in Public Company Accounting Oversight Board Standard AU 722, which are prepared in accordance with the requirements for Form 10-K or 10-Q under Regulation S-X under the Securities Act, as appropriate, in all material respects (it being understood that (A) no separate consolidated financial statements of any Subsidiary shall be required and (B) the requirements set out in this clause (i) may be satisfied by delivery by Parent of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as appropriate, for the periods specified); (ii) audited consolidated annual balance sheets, related statements of income and cash flows of the Acquired Business, as well as unaudited interim consolidated balance sheets, related statements of income and cash flows of the Acquired Business (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) of the type and for the periods required by Rule 3-05 of Regulation S-X under the Securities Act to consummate registered offerings of Securities by the Parent and (to the extent reasonably required by the Arranger) for any additional periods referred to in clause (i) above (it being understood that the financial statements of the Acquired Business are and will be prepared in accordance with GASB); and (iii) pro forma financial information for the Parent reflecting the Acquisition as a significant business acquisition as required under Rule 11-01 of Regulation S-X and meeting the requirements of Regulation S-X under the Securities Act, in each case in all material respects.

(e)    The Administrative Agent shall have received (i) a favorable opinion dated as of the Closing Date of Sullivan & Cromwell LLP, counsel for the Borrowers, substantially in the form set forth in Exhibit E-1 hereto and (ii) a favorable opinion dated as of the Closing Date of the Managing Counsel of the Parent, substantially in the form set forth in Exhibit E-2 hereto.

(f)    The Administrative Agent shall have received (in each case dated as of the Closing Date) (i) an officer’s certificate from the Parent that there has been no change to the matters previously certified pursuant to Section 3.01(b) (or otherwise providing updates to such certifications and attaching a certified copy of the limited liability company agreement of WGP to the extent not previously delivered pursuant to Section 3.01(b)) and that each of the conditions precedent contained in Sections 3.02(b), (c) and (i) have been satisfied as of the Closing Date, and (ii) a Solvency Certificate with respect to each Borrower from the chief financial officer, chief accounting officer, treasurer or other officer with equivalent duties of such Borrower.

(g)    The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a).

(h)    The Administrative Agent shall have received, to the extent reasonably requested at least 10 Business Days prior to the Closing Date by any of the Administrative Agent, the Arranger and the Banks, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”).

(i)    (x) There shall exist no Specified Default and (y) each of the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects (except Acquisition Agreement Representations and Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and after giving effect to, the making of the Loans on the Closing Date.

(j)    Each of the Administrative Agent, the Arranger and the Banks shall have received payment of all fees and expenses then due and payable hereunder by either Borrower to the Administrative Agent, the Arranger and the Banks, respectively, subject to the Parent receiving, to its satisfaction, an invoice of such amounts at least two Business Days prior to the Closing Date.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES

SECTION 4.01.   Representations and Warranties of Each Borrower.

Each Borrower represents and warrants as follows, with respect to itself only, as of the Effective Date and as of the Closing Date:

(a)    (i) Such Borrower is a corporation duly incorporated and validly existing under the laws of the jurisdiction where it is organized and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified; (ii) except where failure to procure the same will not materially affect the conduct of its business, such Borrower has validly procured and now possesses all franchises, rights, licenses and permits and other similar authorizations which are required for its present operations by each jurisdiction in which it is carrying on any material portion of its business; and (iii) such Borrower is in compliance in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA, all Environmental Laws and payment of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith), non-compliance with which would materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of such Borrower or in any way affect the ability of such Borrower to perform its obligations under this Agreement or any other Loan Document to which such Borrower is a party.

(b)    The execution, delivery and performance by such Borrower of each Loan Document to which such Borrower is a party and all other instruments and documents to be delivered hereunder, and the transactions contemplated hereby and thereby, (i) are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate action, (ii) do not contravene (x) such Borrower’s certificate of incorporation, bylaws, certificate of formation or limited liability company agreement, as applicable, (y) any law, rule, regulation, order or judgment applicable to such Borrower, or (z) any contractual restriction binding on or affecting such Borrower, and (iii) do not result in or require the creation of any Lien, security interest or other charge or encumbrance upon or with respect to any of its properties, except pursuant to this Agreement.

(c)    As of the Closing Date, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by such Borrower of each Loan Document to which such Borrower is a party or any other document or instrument to be delivered by such Borrower hereunder.

(d)    This Agreement and any other Loan Document to which such Borrower is a party are, and any promissory note when delivered pursuant to Section 2.01(b) will be, the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of equitable remedies.

(e)    With respect to the Parent, the consolidated balance sheet (including the notes thereto) of the Parent and its Subsidiaries as at December 31, 2013 and the related consolidated statements of income and retained earnings of the Parent and its Subsidiaries for the fiscal year then ended, audited by PricewaterhouseCoopers LLP, independent public accountants, copies of which have been furnished to each Bank, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the consolidated results of the operations of the Parent and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP.

(f)    Since December 31, 2013, there has been no event, change, effect, development, occurrence or condition that individually or in the aggregate has a material adverse effect on (i) the business, financial condition or results of operations of the Borrowers and their Subsidiaries, taken as a whole, (ii) the ability of the Borrowers to perform their payment obligations under the Loan Documents or (iii) the legality, validity or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent and the Banks, taken as a whole, under the Loan Documents.

(g)    There has not been any failure by such Borrower to file at or prior to the time required any report or other filing with any regulatory or other governmental authority having jurisdiction over it, which failure would materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of such Borrower and its Subsidiaries, taken as a whole.

(h)    Except as described in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including the notes in the financial statements included therein), there are neither (i) any actions, suits or proceedings pending or, to the knowledge of such Borrower, threatened against or affecting such Borrower or any of its Subsidiaries or the property of such Borrower or any of its Subsidiaries in any court or before any arbitrator of any kind or before or by any governmental body, nor (ii) any developments or determinations in any such suits or proceedings, which actions, suits, proceedings, developments or determinations that would, in each case, materially adversely affect the business, operations, affairs, assets, condition, financial or otherwise, or prospects of such Borrower and its Subsidiaries, taken as a whole, or that would, in each case, materially adversely affect the ability of such Borrower to perform its obligations under any Loan Document to which such Borrower is a party.  Such Borrower is not in default with respect to any order of any court, arbitrator or governmental body, except for defaults with respect to orders of governmental agencies, which defaults are not material to the business or operations of such Borrower or, in the case of the Parent, such other Borrower.

(i)    Schedule 4.01(i) hereto is a complete list of all agreements, contracts, arrangements and other obligations imposing restrictions on the ability of WGP to make or declare any dividends or distributions to its shareholders.

(j)    No proceeds of any Loan will be used by such Borrower to acquire any security in any transaction that is subject to Sections 13 and 14 of the Securities Exchange Act of 1934.

(k)    Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)    Such Borrower is not an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.

(m)             No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which reasonably could be expected to materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of such Borrower and its subsidiaries on a consolidated basis, or the ability of such Borrower to perform its obligations hereunder.  Such Borrower is not an employer under any Multiple-Employer Plan.

(n)     Such Borrower carries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower operates.

(o)    No Environmental Event has occurred and is continuing except for such Environmental Events as have been disclosed to the Banks in writing, and as do not, in the reasonable opinion of such Borrower, materially adversely affect the assets, liabilities, financial condition, business, operations or prospects of such Borrower.

(p)    Such Borrower and each of its Subsidiaries has filed all tax returns (Federal, state and local) required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent such Borrower or such Subsidiary is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

(q)            (i) Neither such Borrower nor any of its Subsidiaries, nor any of the directors, officers, or employees of such Borrower or any of its Subsidiaries, nor, to such Borrower’s or any of its Subsidiaries’ knowledge, any of the agents, affiliates or representatives of such Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by, a Person that is, (A) the subject of any Sanctions or (B) is located, organized or resident in a country or territory (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria) that is the subject of Sanctions.

(ii) No part of the proceeds of a Loan will be used, directly or indirectly, or loaned, contributed or otherwise made available to any of the Borrower’s Subsidiaries, joint venture partners or any other Person (A) to fund or facilitate activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or (B) in any other manner that will result in a violation of Sanctions by any Person.

(iii) (A) Neither such Borrower nor any of its Subsidiaries or Affiliates, nor, to such Borrower’s or any of its Subsidiaries’ knowledge, any of the directors, officers, employees, agents, affiliates or representatives of such Borrower or any of its Subsidiaries or Affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any

“government official” (including any officer or employee of a Governmental Authority or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage and (B) such Borrower and each of its Subsidiaries and each of their respective Affiliates have conducted their businesses in material compliance with applicable anti-corruption laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws and with the representations and warranties in this clause (iii).

(iv)            The operations of such Borrower and its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by the Patriot Act, and the applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving such Borrower or any of its Subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the knowledge of such Borrower or its Subsidiaries, threatened.

(r)    Such Borrower and its Subsidiaries are, as of the Closing Date upon giving effect to the Acquisition and the making of the Loans and application of the proceeds thereof, on a consolidated basis, Solvent.

(s)    The information (other than any financial projections) furnished by or on behalf of such Borrower to the Administrative Agent or any Bank or in connection with the syndication or negotiation of this Agreement or included herein or delivered pursuant hereto is and will, when taken as a whole, be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made.  The financial projections, if any, that have been or will be prepared by such Borrower and made available to the Administrative Agent or any Bank have been or will be prepared in good faith based upon assumptions that management of the Borrowers believes in good faith to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the projections will be realized).

ARTICLE V
 COVENANTS OF THE BORROWERS

SECTION 5.01.   Affirmative Covenants.

So long as any Bank shall have any Commitment hereunder or any Loan shall remain outstanding, each Borrower will, and the Parent will cause WGP to, unless the Majority Banks shall otherwise consent in writing (provided that (A) subsection (k) below and (B) prior to the Closing Date only, clauses (i) and (ii) of subsection (i) below, shall not be applicable to WGP):

(a)    Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and all Environmental Laws), non-compliance with which would materially adversely affect the business, operations, affairs, assets or condition, financial or otherwise, or prospects of such Person or in any way affect the ability of such Borrower to perform its obligations under this Agreement and the other Loan Documents to which such Borrower is a party.

(b)    Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, licenses, permits, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure of such Person to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect the interests of the Banks under this Agreement, or the ability of such Borrower to perform its obligations under this Agreement and the other Loan Documents to which such Borrower is a party.

(c)    Performance and Compliance with Other Agreements.  Perform and comply with each of the material provisions of each indenture, credit agreement, contract or other agreement by which such Person or its properties are bound, non-performance or non-compliance with which would have a material adverse effect upon the business or credit of such Person or in any way affect the ability of such Borrower to perform its obligations under this Agreement and the other Loan Documents to which such Borrower is a party.

(d)    Maintenance of Insurance.  Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Person operates.

(e)    Visitation Rights.  Subject to applicable law, during normal business hours and upon reasonable notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Person and to discuss the affairs, finances and accounts of such Person with any of its officers or directors; provided, that such records and books of accounts and information concerning the affairs, finances and accounts of such Person are not subject to legal privilege that, in the good faith judgment of such Borrower, may be lost or impaired by virtue of such disclosure, and provided, further that if such Borrower’s confidentiality obligations to Persons that are not Affiliates of such Borrower do not permit such Borrower to disclose such records and books of account or such information concerning the affairs, finances and accounts of such Person, then such Borrower shall not be obligated to do so, and provided, further that by requesting any such copy or abstract, by visiting such properties, and by requesting information concerning such affairs, finances and accounts of such Person, the Administrative Agent or Bank (a “Requesting Person”), or any agent or representative thereof, will be deemed to have agreed that all such information received by the Requesting Person in response to such request or in the course of such visit will constitute “Information”, as defined in Section 8.07, and that the Requesting Person will use such Information in accordance with the provisions of Section 8.07.

(f)    Keeping of Books.  Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Person in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements of such Borrower referred to in Section 4.01(e) hereof.

(g)    Maintenance of Properties, Etc.  Maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h)    Payment of Taxes, Etc.  Pay and discharge before the same shall become delinquent all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property, except to the extent the same are being contested in good faith by appropriate proceedings and for which such Person has set aside adequate reserves in accordance with GAAP for the payment thereof.

(i)    Reporting Requirements.  Furnish to each of the Banks:

(i)            as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of such Borrower, (A) in the case of the Parent, the Parent’s Quarterly Report on Form 10-Q for such fiscal quarter, and (B) in the case of each other Borrower, the unaudited consolidated balance sheet of such Borrower and its Subsidiaries for such fiscal quarter and the related consolidated statements of income for such Borrower and its Subsidiaries, in each case, together with a certificate of the chief financial officer of such Borrower (x) stating that no event has occurred and is continuing that constitutes an Event of Default with respect to such Borrower or would constitute an Event of Default with respect to such Borrower but for the requirement that notice be given or time elapse or both, or, if an Event of Default with respect to such Borrower or an event that would constitute an Event of Default with respect to such Borrower has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower proposes to take with respect thereto and (y) demonstrating compliance with Section 5.03 hereof for and as of the end of such quarter, such demonstration to be in a schedule which sets forth the computations used in demonstrating such compliance;

(ii)            as soon as available and in any event within 120 days after the end of each fiscal year of such Borrower, (A) in the case of the Parent, the Parent’s Annual Report on Form 10-K for such fiscal year, and (B) in the case of each other Borrower, the consolidated balance sheet of such Borrower and its Subsidiaries for such fiscal year and the related statements of income and retained earnings for such Borrower and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or another nationally recognized accounting firm), in each case, together with a certificate of the chief financial officer of such Borrower (x) stating that no event has occurred and is continuing that constitutes an Event of Default with respect to such Borrower or would constitute an Event of Default with respect to such Borrower but for the requirement that notice be given or time elapse or both, or, if an Event of Default with respect to such Borrower or an event that would constitute an Event of Default with respect to such Borrower has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower proposes to take with respect thereto and (y) demonstrating compliance with Section 5.03 hereof for and as of the end of the last fiscal quarter, such demonstration to be in a schedule which sets forth the computations used in demonstrating such compliance;

(iii)            promptly after the sending or filing thereof, copies of all reports that such Borrower sends to any of its shareholders and copies of all other reports and registration statements that such Borrower files with the Securities and Exchange Commission or any national securities exchange, other than registration statements relating to employee benefit plans, and to registrations of securities for any selling security holder;

(iv)            promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA that such Borrower files under ERISA with the IRS or the PBGC or the U.S. Department of Labor or which such Borrower receives from the PBGC;

(v)            as soon as possible and in any event within five days after the occurrence of each Event of Default applicable to such Borrower or each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default applicable to such Borrower, the statement of the chief financial officer or chief accounting officer of such Borrower setting forth details of such Event of Default or event and the action that such Borrower proposes to take with respect thereto;

(vi)            as soon as possible and in any event within five days after the commencement thereof or any adverse determination or development therein, notice of all actions, suits and proceedings that may adversely affect such Borrower’s ability to perform its obligations under the Agreement;

(vii)            subject to applicable law, during normal business hours and upon reasonable notice, such other information, documents, records or reports respecting the business, operations, affairs, assets or condition, financial or otherwise, or prospects of such Borrower as any Bank through the Administrative Agent may from time to time reasonably request; provided, that such records and books of accounts and information concerning the affairs, finances and accounts of such Person are not subject to legal privilege that, in the good faith judgment of such Borrower, may be lost or impaired by virtue of such disclosure, and provided, further that if such Borrower’s confidentiality obligations to Persons that are not Affiliates of such Borrower do not permit such Borrower to disclose such records and books of account or such information concerning the affairs, finances and accounts of such Person, then such Borrower shall not be obligated to do so, and provided, further that by requesting any such information, documents, records or reports, the Requesting Person will be deemed to have agreed that the Requesting Person will use the information, documents, records or reports received in response to such request for the Requesting Person’s own use in connection with this Agreement, and will keep such information, documents, records or reports confidential and will not (except as required by applicable law, regulation or legal or audit  process), without such Borrower’s prior written consent, disclose any of such information, documents, records or reports to any third person in any manner whatsoever; and

(viii)            promptly after any change in any Reference Rating, notice of such change.

(j)    Use of Proceeds.  Use the proceeds of the Loans to finance the Acquisition and pay fees and expenses in connection therewith, in each case, in accordance with Section 4.01(q) and the other provisions of this Agreement.

(k)    Ownership of Subsidiaries.  The Parent will own at all times, directly or indirectly and free and clear of all Liens, 100% of the capital stock or other ownership interest of WGP, UI, Southern Connecticut Gas, Connecticut Natural Gas and Berkshire Gas, other than preferred stock of WGP, UI, Southern Connecticut Gas, Connecticut Natural Gas and Berkshire Gas issued and outstanding from time to time.

SECTION 5.02.   Negative Covenants.

So long as any Bank shall have any Commitment hereunder or any Loan shall remain outstanding, such Borrower, with the exception of subsections (c) and (e), which shall apply to only the Parent, will not, and the Parent will not cause or permit any other Borrower to, without the written consent of the Majority Banks:

(a)    Liens, Etc.  Create, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other type of preferential arrangement (each of the foregoing, a “Lien”), upon or with respect to the properties or rights of any Borrower (but excluding, in any event, the property and rights of any Regulated Subsidiary), whether now owned or hereafter acquired, or assign as collateral any right to receive income, services or property; provided, however, that the following shall be permitted to exist:

(i)             Liens for taxes, assessments or governmental charges not delinquent;

(ii)            Liens for workmen’s compensation awards and similar obligations not delinquent;

(iii)           Liens for taxes, assessments or governmental charges delinquent but the validity of which is being contested at the time in good faith by appropriate proceedings;

(iv)           Liens existing upon any property acquired by such Person in the ordinary course of business (other than any such Lien created in contemplation of such acquisition);

(v)            Liens arising in connection with sales or transfers of, or financings secured by, accounts receivable or related contracts;

(vi)          Liens securing obligations incurred in the ordinary course of business in respect of any interest rate, currency or commodity swap or hedge or any other interest rate, currency or commodity risk protection arrangement;

(vii)         Liens in respect of property of (A) any Borrower existing on the date hereof and described in Schedule 5.02 or (B) WGP under the WGP Indenture, as modified, supplemented or replaced from time to time; provided that, after giving effect to any modification, supplement or replacement of the WGP Indenture, the collateral subject to the WGP Indenture does not extend to property of the Borrowers other than property of WGP; and provided further that the Net Cash Proceeds of any Debt issued under the WGP Indenture shall be applied to reduce the Commitments or prepay the Loans (as applicable) of WGP pursuant to Section 2.11;

(viii)       Liens in respect of property acquired or constructed by any Borrower after the Effective Date that are created at the time of or within 120 days after acquisition or completion of construction of such property to secure Debt assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case (A) no such Lien shall extend to or cover any other property of such Borrower and (B) the aggregate principal amount of Debt secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;

(ix)           extensions, renewals or replacements of any Liens permitted by clause (vii)(A) above (including successive extensions, renewals and replacements), provided in each case that the principal amount of Debt (or the maximum commitment therefore) secured by any such Lien is not increased and such Lien does not extend to or cover any property other than the property covered by such Lien on the date of such extension, renewal or replacement; and

(x)            Liens created by or resulting from litigation or legal proceedings that are currently being contested in good faith by appropriate proceedings and do not involve amounts that in the aggregate would exceed $10,000,000; and

(xi)           Liens incidental to the normal conduct of the business of any Borrower or any Subsidiary of such Borrower or the ownership of its property that are not incurred in connection with the incurrence of Debt and that do not in the aggregate materially impair the use of such property in the operation of the business of such Borrower and its Subsidiaries taken as a whole or the value of such property for the purposes of such business.

(b)    Mergers, Sale of Assets, Etc.  Merge or consolidate with any Person or sell, assign, lease, transfer or otherwise dispose of, (whether in one transaction or a series of transactions) all or substantially all of its assets or properties (whether now owned or hereafter acquired) or any material asset or property to any Person, except for the following (with such exceptions not being intended to characterize the assets described therein as “material” or otherwise):  (i) dispositions of receivables; (ii) dispositions arising in the ordinary course of its business as conducted on the date hereof; (iii) dispositions of assets having an aggregate fair market value of less than $20,000,000 in connection with sale leaseback transactions with respect to such assets where such Borrower or one of its Subsidiaries is the lessee of such assets; and (iv) the merger of any Subsidiary of such Borrower into any other Subsidiary of such Borrower.

(c)    Dividend Restrictions.  Cause or permit any other Borrower or any Subsidiary of the Parent that directly or indirectly owns equity interests in any Borrower to enter into any agreement, contract, arrangement or other obligation if the effect of such agreement, contract, arrangement or other obligation is to impose any restriction on the ability of such Person to make or declare any dividends or distributions to its shareholder that is more restrictive than any such restriction existing on the date hereof.

(d)    Change in Nature of Business.  Make any material change in the nature of its business as conducted on the date hereof.

(e)    Additional Debt of Parent.  The Parent shall not create, incur or assume any Debt after the Effective Date, other than Debt (including the Loans made to the Parent) not exceeding (i) from the Effective Date until and including the last day of the second full fiscal quarter of the Parent following the Closing Date, $1,600,000,000 and (ii) thereafter, $1,400,000,000, in each case, in an aggregate principal amount at any one time outstanding.

SECTION 5.03.   Financial Covenant.

So long as any Bank shall have any Commitment hereunder or any Loan shall remain outstanding, each Borrower will maintain a ratio of Consolidated Debt to Consolidated Capital, as of the last day of each March, June, September and December, of not greater than (i) for any such date occurring during the period from the Effective Date to and including the last day of the second full fiscal quarter of the Parent following the Closing Date, 0.77 to 1.00 and (ii) thereafter, 0.65 to 1.00.

ARTICLE VI
 EVENTS OF DEFAULT

SECTION 6.01.   Events of Default.

If any of the following events (as to the applicable Borrower, except, in the case of subsection (j), which shall apply to all Borrowers, an “Event of Default”) shall occur and be continuing with respect to any Borrower:

(a)    Such Borrower shall fail to pay any principal of any Loan when due, or shall fail to pay any interest on any Loan or any fees or other amounts payable hereunder or under any other Loan Document within 3 Business Days of when due; or

(b)    Any representation or warranty made, or deemed made, by such Borrower herein or by such Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

(c)    Such Borrower shall fail to perform or observe any of the covenants and agreements contained in Section 5.02 or Section 5.03; or

(d)    Such Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed and any such failure shall remain unremedied for 10 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Bank; provided, however, it shall not be an Event of Default if such Borrower fails to perform or observe the covenant and agreement set forth in Section 5.01(i)(iv) if such Reportable Event, either individually or together with any other such event or events, could not reasonably be expected to have a material adverse effect on such Borrower; or

(e)    Such Borrower or, in the case of the Parent, any other Borrower shall fail to pay when due any interest or principal due with respect to any Debt outstanding in the principal or notional amount of at least $10,000,000, or any interest or premium thereon in an aggregate amount of at least $10,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(f)    Such Borrower or, in the case of the Parent, any other Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debts, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person (but not instituted by such Person) such proceeding shall continue undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, such Person or any substantial part of the property of such Person) shall occur or such Person shall consent to or acquiesce in any such proceeding; or such Person shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)    Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or, in the case of the Parent, any other Borrower and enforcement proceedings shall have been commenced by any creditor upon such judgment or order or there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)    Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to such Borrower by the Administrative Agent or any Bank, such ERISA Event shall still exist; or

(i)    An Environmental Event shall have occurred that materially adversely affects the assets, liabilities, financial condition, business, operations or prospects of such Borrower; or

(j)    A Change of Control shall occur;

then, and in any such event, (i) each Eurodollar Rate Loan then outstanding to such Borrower will, at the end of the Interest Period applicable to such Loan, Convert to a Base Rate Loan and (ii) the Administrative Agent (A) at any time prior to the Closing Date during which an Event of Default pursuant to Section 6.01(a) has occurred and is continuing, shall at the request, or may with the consent, of the Majority Banks, declare the obligation of each Bank to make Loans to such Borrower, to be terminated, whereupon the same shall forthwith terminate, and (B) at any time following the Closing Date during which any Event of Default has occurred and is continuing, shall at the request, or may with the consent, of the Majority Banks, by notice to such Borrower, declare the Loans (if any) of such Borrower, all interest thereon and all other amounts payable by such Borrower under this Agreement and each other

Loan Document to which such Borrower is a party to be forthwith due and payable, whereupon such Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that (notwithstanding the foregoing) in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Bank to make Loans to such Borrower shall automatically be terminated and (B) the Loans, all such interest and all such other amounts payable by such Borrower shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII
 THE ADMINISTRATIVE AGENT

SECTION 7.01.   Authorization and Action.

Each Bank hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all Banks; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.

SECTION 7.02.   Administrative Agent’s Reliance, Etc.

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any promissory note delivered pursuant to Section 2.01(b) as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Bank  and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower or any of its subsidiaries; (v) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.   MSSF and Affiliates.

With respect to its Commitment, and the Loans made by it, MSSF shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the

Administrative Agent; and the terms “Bank” and “Banks” shall, unless otherwise expressly indicated, include MSSF in its individual capacity.  MSSF and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if MSSF were not the Administrative Agent and without any duty to account therefor to the Banks.

SECTION 7.04.   Bank Credit Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Bank or any Person identified in this Agreement as the Arranger, Documentation Agent or Managing Agent and based on the financial statements referred to in Section 4.01 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Bank or any Person identified in this Agreement as the Arranger, Documentation Agent or Managing Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.   Indemnification.

The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Loans held by each of them (or if no Loans are at the time outstanding, ratably according to their Commitment Percentages), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent, in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

SECTION 7.06.   Successor Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Borrowers and may be removed at any time with or without cause by the Majority Banks.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 7.07.   Other Agents.

No Person identified in this Agreement as the Arranger, Documentation Agent or Managing Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement except in its capacity as a Bank or Administrative Agent.  Without limiting the foregoing, no such Person shall have or be deemed to have a fiduciary relationship with any Bank.

ARTICLE VIII
 MISCELLANEOUS

SECTION 8.01.   Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each of the Banks directly affected thereby, do any of the following:  (i) waive any of the conditions specified in Section 3.01 or 3.02 hereof, (ii) increase the amount of the Commitment of any Bank or extend the Commitment Termination Date (except as provided in the definition thereof), (iii) reduce the principal of, or interest on, the outstanding Loans or any fees or other amounts payable hereunder or under any other Loan Document, (iv) postpone any date fixed for any payment of principal of, or interest on, the outstanding Loans or any fees or other amounts payable hereunder or under any other Loan Document, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the outstanding Loans, or the number of Banks, that shall be required for the Banks or any of them to take any action hereunder, (vi) amend or waive the provisions for the sharing of payments among the Banks as set forth in Section 2.15 or (vii) amend the definition of Majority Banks or this Section 8.01; and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement and (B) this Agreement may be amended and restated without the consent of any Bank or the Administrative Agent if, upon giving effect to such amendment and restatement, such Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder and each other Loan Document to such Bank or the Administrative Agent, as the case may be.

SECTION 8.02.   Notices, Etc.

(a)            All notices and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telecopied, telexed, telegraphed or delivered, if to any Borrower, at its address at 157 Church Street, P.O. Box 1564, New Haven, Connecticut 06506-0901, Attention:  Treasurer; telecopy no. 203-499-2414; if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto and if to the Administrative Agent, at its address at 1585 Broadway, New York, New York 10036, Attention: M. Charles Ray, Telecopy: 917-260-5329; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties, provided that materials required to be delivered pursuant to Section 5.01(i)(i), (ii) or (iii) shall be delivered to the Administrative Agent as specified in Section 8.02(b) or as otherwise specified to the

Borrowers by the Administrative Agent.  All such notices and communications shall, when mailed, telecopied, telexed, telegraphed or e-mailed, be effective when deposited in the mails, sent by telecopy or telex, delivered to the telegraph company or confirmed by e-mail, respectively, addressed as aforesaid, except that notices and communications delivered pursuant to Article II or VII shall not be effective until received.

(b)            So long as MSSF or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 5.01(i)(i), (ii) and (iii) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent and the Banks by e-mail at msagency@morganstanley.com.. The Borrowers agree that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”).  The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

SECTION 8.03.   No Waiver; Remedies.

No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04.   Costs, Expenses, Taxes and Indemnification.

(a)    Each Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Arranger, the Documentation Agent and the Managing Agents in connection with the preparation, execution, delivery and administration of this Agreement and the other documents to be delivered hereunder and any amendment or waiver with respect thereto, limited, in the case of counsel, to the reasonable and documented fees, disbursements and other charges of (i) one common counsel, (ii) reasonable and necessary local counsel (limited to one such counsel in each jurisdiction) and (iii) one specialist counsel in any applicable specialty.  Each Borrower further agrees to pay on demand all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Banks (including, without limitation, the reasonable and documented fees, disbursements and other charges of (i) common counsel, (ii) reasonable and necessary local counsel (limited to one such counsel in each jurisdiction), (iii) one specialist counsel in any applicable specialty and (iv) solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonable and necessary, one local counsel plus one specialist counsel in, respectively, each jurisdiction or applicable specialty) to the affected indemnitee, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.  In addition, each Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other documents to be delivered hereunder, and agrees to save the Administrative Agent and each Bank and their Affiliates harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

(b)    If any payment of principal of, or Conversion of, any Eurodollar Rate Loan of any Borrower is made other than on the last day of the Interest Period for such Eurodollar Rate Loan, as a result of a payment or Conversion pursuant to Section 2.09(d), 2.11 or 2.13 hereof, or any acceleration of the maturity of the Loans of any Borrower pursuant to Section 6.01 hereof or if any Borrower fails to borrow or Convert (including, without limitation, failure to borrow or Convert resulting from any failure to fulfill on the date specified for such Borrowing or Conversion the applicable conditions set forth in Article III hereof) in accordance with notices delivered pursuant to Section 2.02 or 2.10 hereof or for any other reason, such Borrower shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Eurodollar Rate Loan.

(c)    Each Borrower hereby agrees to indemnify and hold harmless the Arranger, the Documentation Agent, the Managing Agents, each Bank, the Administrative Agent and their respective officers, directors, employees, Affiliates, agents and advisors (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs, or expenses (including reasonable and documented attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding and whether or not such proceeding is brought by such Borrower or any of its Affiliates or any of their respective directors, securityholders or creditors, an Indemnified Person or any other Person) that any of them may incur or which may be claimed against any of them by any Person:

(i)             by reason of or in connection with the execution, delivery, or performance of this Agreement and the other Loan Documents, or the use by such Borrower of the proceeds of any Loan, except with respect to any Indemnified Person to the extent that such claims, damages, losses, liabilities, costs, or expenses (A) are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from (1) the gross negligence, bad faith or willful misconduct of such Indemnified Person or (2) a material breach of such Indemnified Person’s obligations under this Agreement or the other Loan Documents or (B) arise from a dispute solely among Indemnified Persons that does not involve an act or omission by either Borrower or any of their respective Affiliates and are not brought against such Indemnified Person in such capacity as an agent or arranger or similar role under the transactions contemplated by this Agreement; and

(ii)        in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release, or ownership of any Hazardous Material (A) at, upon, or under any property of such Borrower or any of its Affiliates or (B) by or on behalf of such Borrower or any of its Affiliates at any time and in any place.

(d)    Each Borrower’s obligations under this Section 8.04 shall survive the repayment of all amounts owing to the Banks and the Administrative Agent hereunder and the termination of the Commitments.  If and to the extent that the obligations of any Borrower under this Section 8.04 are unenforceable for any reason, such Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

(e)    To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Person (i) for any damages arising from the use by unintended recipients of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Loan or the use or intended use of the proceeds thereof, unless such unintended recipient(s) obtained such information or other materials as a result of the gross negligence, bad faith or willful misconduct of an Indemnified Person, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any transaction, agreement or instrument contemplated hereby, any Loan or the use or intended use of the proceeds thereof.

SECTION 8.05.   Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default with respect to any Borrower, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank, as the case may be, to or for the credit or the account of such Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the other Loan Documents, whether or not such Bank, as the case may be, shall have made any demand under this Agreement or such other Loan Documents and although such obligations may be unmatured.  Each Bank agrees promptly to notify such Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

SECTION 8.06.   Binding Effect; Participations and Assignments; No Fiduciary Relationship.

(a)    This Agreement shall become effective when it shall have been executed by each Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent, each Bank and their respective successors and assigns, except that the Borrowers shall not have the right to assign their respective rights hereunder or any interest herein without the prior written consent of the Banks.

(b)    Assignments by Banks.  Any Bank may at any time assign to one or more assignees (subject to clauses (v) and (vi) below) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section 8.06 in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section 8.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)            Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 8.06 and, in addition:

(A)            the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default specified in Section 6.01(a) or (f) has occurred and is continuing at the time of such assignment, (y) such assignment is to a Bank or an Affiliate of a Bank or (z) after the Closing Date, such assignment is to an Approved Fund; provided that each Borrower shall be deemed to have consented to any such assignment (except that there shall be no deemed consent with respect to assignments to a Disqualified Institution) unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received proper written notice thereof; and

(B)            the consent of the Administrative Agent (with each such consent not to be unreasonably withheld or delayed) shall be required unless (x) such assignment is to a Bank or an Affiliate of a Bank or (y) after the Closing Date, such assignment is to an Approved Fund.

(iv)            Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)            No Assignment to Certain Persons.  No such assignment shall be made to (A) any Borrower or any such Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Bank or any of its Subsidiaries, or any Person which, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a Disqualified Institution.

(vi)            No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)            Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent and each Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its pro rata share of the Commitments.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this subsection (b), then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 8.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections  2.08, 2.12, 2.16 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section 8.06.

(c)            Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States of America a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations.  Any Bank may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of any Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent and Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement, and (iv) such Bank shall remain the holder of any promissory notes held pursuant to Section 2.01(b) for all purposes of this Agreement.  For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Bank to its Participant(s).

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (vi) of Section 8.01 that affects such Participant.

The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.12, 2.16 and 8.04(b) (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section 8.06; provided that such Participant (A) agrees to be subject to the provisions of Section 8.06(f) as if it were an assignee under subsection (b) of this Section 8.06; and (B) shall not be entitled to receive any greater payment under Section 2.08, 2.12 or 2.16, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Bank that sells a participation shall (i) withhold or deduct from each payment to the holder of such participation the amount of any Tax required to be withheld under applicable laws to be withheld or deducted from such payment, to the extent such amount was not withheld or deducted (or required by applicable law to be withheld or deducted) therefrom by a Withholding Agent, (ii) pay the Tax so withheld or deducted by it to the appropriate taxing authority in accordance with applicable law and (iii) indemnify each Withholding Agent for any losses, costs and expenses that such Withholding Agent may incur as a result of any failure to so withhold or deduct and pay any such Tax.  Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 8.06(f)(ii) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Bank; provided that such Participant agrees to be subject to Section 2.15 as though it were a Bank.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f)            Mitigation Obligations and Replacement of Banks.

(i)            If any Bank requests compensation under Section 2.12, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section  2.16, then such Bank shall (at the request of the Parent) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.16, as the case may be, in the future, and (B) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank.  The Parent hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(ii)            If any Bank requests compensation under Section 2.12, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.16 and, in each case, such Bank has declined or is unable to designate a different Applicable Lending Office in accordance with paragraph (i) above, or if any Bank is a Defaulting Bank, then the Parent may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, this Section 8.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(A)            the Parent shall have paid to the Administrative Agent the assignment fee (if any) specified in subsection (b)(iv) above;

(B)            such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(C)            in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(D)            such assignment does not conflict with applicable law.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

(g)            Each Borrower agrees that the Credit Parties do not have any fiduciary, advisory or agency relationship with such Borrower and are not advising such Borrower as to any legal, accounting, regulatory or tax matters as a result of the transactions contemplated by this Agreement.  Each Borrower waives, to the fullest extent permitted by law, any claims it may have against the Credit Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Credit Parties will have no liability (whether direct or indirect) to such Borrower in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on such Borrower’s behalf, including such Borrower’s equity holders, employees or creditors.

SECTION 8.07.   Confidentiality

(a)    Each of the Administrative Agent and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.07, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 8.07 or (B) becomes available to the Administrative Agent or the Banks on a nonconfidential basis from a source other than the Borrower, (ix) on a confidential basis to the CUSIP Service Bureau or any similar agency (including any self-regulatory authority) in connection with the issuance and monitoring of CUSIP numbers with respect to the Agreement, (x) to any rating agency on a confidential basis (provided that any disclosure of material non-public information will require the consent of the Borrowers) and (xi) in connection with an audit or examination by any state, federal or foreign authority or examiner regulating banks or banking.

(b)    For purposes of this Section 8.07 the term “Information” means all information received from any Borrower relating to any Borrower or its business, other than any such information that is available to the Administrative Agent on a nonconfidential basis prior to disclosure by any Borrower; provided that, in the case of information received from any Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.08.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Certain Disclosures.

(a)    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York; provided that the laws of the Commonwealth of Pennsylvania shall govern in determining (i) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (ii) whether an Acquired Business Material Adverse Effect has occurred and (iii) compliance with any Acquisition Agreement Representations.

(b)    Each Borrower hereby irrevocably (i) submits to the jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and (iv) waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other instrument or document delivered hereunder or thereunder.  Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Borrower at its address specified in Section 8.02 hereof.  Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    Nothing in this Section 8.08 shall affect the right of the Administrative Agent or the Banks to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or the Banks to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdictions.

(d)    Notwithstanding anything else contained in this Agreement, each party hereto (and each employee, representative, or other agent of such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 8.09.   Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.10.   USA PATRIOT Act Notice.

Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

SECTION 8.11.   Defaulting Banks.

Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)    Commitment Fees shall cease to accrue pursuant to Section 2.03(b) on the unused portion of the Commitment of such Defaulting Bank; and

(b)    the Commitment of such Defaulting Bank shall not be included in determining whether the Majority Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.01); provided, that this paragraph (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification pursuant to clauses (i) through (vi) of Section 8.01.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

UIL HOLDINGS CORPORATION

By	/s/ Richard J. Nicholas
	Name:	Richard J. Nicholas
	Title:	Executive Vice President and
Chief Financial Officer

WGP ACQUISITION LLC

By:	UIL HOLDINGS CORPORATION, its Member

By	/s/ Richard J. Nicholas
	Name:	Richard J. Nicholas
	Title:	Executive Vice President and
Chief Financial Officer

[Signature page to Bridge Term Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as
Administrative Agent and Bank

By	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

[Signature page to Bridge Term Loan Agreement]

MORGAN STANLEY BANK, N.A., as Bank

By	/s/ Anish Shah
	Name:	Anish Shah
	Title:	Authorized Signatory

[Signature page to Bridge Term Loan Agreement]

WELLS FARGO BANK, N.A., as a Bank

By	/s/ Shawn Young
	Name:	Shawn Young
	Title:	Director

[Signature page to Bridge Term Loan Agreement]

Bank of America, N.A., as a Bank

By	/s/ Ashish Arora
	Name:	Ashish Arora
	Title:	Senior Vice President

[Signature page to Bridge Term Loan Agreement]

UNION BANK, N.A., as a Bank

By	/s/ Jeff Fesenmaier
	Name:	Jeff Fesenmaier
	Title:	Director

[Signature page to Bridge Term Loan Agreement]

Barclays Bank PLC, as a Bank

By	/s/ Alicia Borys
	Name:	Alicia Borys
	Title:	Vice President

[Signature page to Bridge Term Loan Agreement]

Goldman Sachs Bank USA, as a Bank

By	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[Signature page to Bridge Term Loan Agreement]

PNC Bank, National Association, as a Bank

By	/s/ Thomas E. Redmond
	Name:	Thomas E. Redmond
	Title:	Senior Vice President

[Signature page to Bridge Term Loan Agreement]

Royal Bank of Canada, as a Bank

By	/s/ Rahul D. Shah
	Name:	Rahul D. Shah
	Title:	Authorized Signatory

[Signature page to Bridge Term Loan Agreement]

TD Bank, N.A., as a Bank

By	/s/ Vijay Prasad
	Name:	Vijay Prasad
	Title:	Senior Vice President

[Signature page to Bridge Term Loan Agreement]

SCHEDULE I

COMMITMENTS AND LENDING OFFICES

Name of Bank	Domestic Lending Office	Eurodollar Lending Office	Commitment

Morgan Stanley Bank, N.A.	1300 Thames Street Wharf 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing Telephone: (443) 627-4355 Telecopier: (718) 233-2140 E-Mail: msloanservicing@morganstanley.com	1300 Thames Street Wharf 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing Telephone: (443) 627-4355 Telecopier: (718) 233-2140 E-Mail: msloanservicing@morganstanley.com	$684,000,000

Morgan Stanley Senior Funding, Inc.	1300 Thames Street Wharf 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing Telephone: (443) 627-4355 Telecopier: (718) 233-2140 E-Mail: msloanservicing@morganstanley.com	1300 Thames Street Wharf 4th Floor Baltimore, Maryland 21231 Attention: Morgan Stanley Loan Servicing Telephone: (443) 627-4355 Telecopier: (718) 233-2140 E-Mail: msloanservicing@morganstanley.com	$171,000,000

Wells Fargo Bank, N.A.	WLS East Loan Servicing Specialist 7711 Plantation Road – 1st Floor MAC R4058-010 Roanoke, VA 24019-3224 Telephone: (866) 547-7249 Telecopier: (540-561-7833) Email: RKELCLNSVmembersyndication@wellsfargo.com	WLS East Loan Servicing Specialist 7711 Plantation Road – 1st Floor MAC R4058-010 Roanoke, VA 24019-3224 Telephone: (866) 547-7249 Telecopier: (540-561-7833) Email: RKELCLNSVmembersyndication@wellsfargo.com	$342,000,000

Bank of America, N.A.	CityPlace 1 185 Asylum Place Mail Code CT2-500-35-10 Hartford, Connecticut 06103 Attn: Ashish Arora Telephone: 860-952-7476 Telecopier: 212-293-8113 E-Mail: ashish.arora@baml.com	CityPlace 1 185 Asylum Place Mail Code CT2-500-35-10 Hartford, Connecticut 06103 Attn: Ashish Arora Telephone: 860-952-7476 Telecopier: 212-293-8113 E-Mail: ashish.arora@baml.com	$209,000,000

Name of Bank	Domestic Lending Office	Eurodollar Lending Office	Commitment

Union Bank, N.A.	445 South Figueroa Street 15th Floor Los Angeles, California 90071 Attn: Kevin Zitar Telephone: (213) 236-5065 Telecopier: (213) 236-4096 E-Mail: Kevin.Zitar@unionbank.com	445 South Figueroa Street 15th Floor Los Angeles, California 90071 Attn: Kevin Zitar Telephone: (213) 236-5065 Telecopier: (213) 236-4096 E-Mail: Kevin.Zitar@unionbank.com	$209,000,000

Barclays Bank PLC	US Loan Operations Barclays 70 Hudson Street Jersey City, NJ 07302 Telephone: (1) 201 499 0040 Telecopier: (1) 972 535 5728 E-mail: 19725355728@tls.ldsprod.com	US Loan Operations Barclays 70 Hudson Street Jersey City, NJ 07302 Telephone: (1) 201 499 0040 Telecopier: (1) 972 535 5728 E-mail: 19725355728@tls.ldsprod.com	$57,000,000

Goldman Sachs Bank USA	200 West Street New York, New York 10282 Attn: Michelle Latzoni Telephone: (212) 902-1099 Telecopier: (917) 977-3966 E-Mail: gs-sbd-admin-contacts@ny.email.gs.com	200 West Street New York, New York 10282 Attn: Michelle Latzoni Telephone: (212) 902-1099 Telecopier: (917) 977-3966 E-Mail: gs-sbd-admin-contacts@ny.email.gs.com	$57,000,000

PNC Bank, National Association	225 Fifth Avenue Attn: Lisa Pierce Telephone: (412) 762-4759 Telecopier: (412) 762-2760 E-Mail: lisa.pierce@pnc.com	225 Fifth Avenue Attn: Lisa Pierce Telephone: (412) 762-4759 Telecopier: (412) 762-2760 E-Mail: lisa.pierce@pnc.com	$57,000,000

Royal Bank of Canada	200 Vesey Street New York, NY 10281 Attn: Global Loans Administration, NY Telephone: (212) 428-6322 Telecopier: (212) 428-2372 E-Mail: julie.camarra@rbc.com	200 Vesey Street New York, NY 10281 Attn: Global Loans Administration, NY Telephone: (212) 428-6322 Telecopier: (212) 428-2372 E-Mail: julie.camarra@rbc.com	$57,000,000

TD Bank, N.A.	444 Madison Avenue, 2nd Floor New York, NY 10022 Attn: Vijay Prasad Telephone: (646) 652-1427 Telecopier: (212) 308-0486 E-Mail: vijay.prasad@td.com	444 Madison Avenue, 2nd Floor New York, NY 10022 Attn: Vijay Prasad Telephone: (646) 652-1427 Telecopier: (212) 308-0486 E-Mail: vijay.prasad@td.com	$57,000,000

SCHEDULE 4.01(i)

AGREEMENTS IMPOSING RESTRICTIONS ON ABILITY OF WGP TO MAKE OR DECLARE DIVIDENDS

None

SCHEDULE 5.02

EXISTING LIENS

None

EXHIBIT A

NOTICE OF BORROWING

[Date]

Morgan Stanley Senior Funding, Inc., as Administrative Agent
  for the Banks parties
  to the Credit Agreement
  referred to below
1585 Broadway
New York, New York 10036
Attention: M. Charles Ray

Ladies and Gentlemen:

The undersigned, [UIL HOLDINGS CORPORATION] [WGP ACQUISITION LLC], refers to the 364-DAY BRIDGE TERM LOAN AGREEMENT, dated as of March [__], 2014 (as amended or supplemented, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, [UIL Holdings Corporation] [WGP Acquisition LLC], certain Banks parties thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(a)            The date (which is a Business Day) of the Proposed Borrowing is ______________, 201_.

(b)            The Type of Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Rate Loans].

(c)            The aggregate amount of the Proposed Borrowing is $__________.

(d)            The Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is __ [week] [month[s]].

Very truly yours,

[UIL HOLDINGS CORPORATION]
[WGP ACQUISITION LLC]

By
Name:
Title:

EXHIBIT B

CUSIP No. __________

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below, and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Bank]

2.	Assignee[s]:

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

2

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]

3.	Borrower(s):

4.	Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The $1,900,000,000 364-DAY BRIDGE TERM LOAN AGREEMENT, dated as of March [  ], 2014, among UIL Holdings Corporation, WGP Acquisition LLC, the Banks parties thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Aggregate Amount of Commitment/Loans for all Banks7	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans8	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.            Trade Date:                                        ______________]9

[Page break]

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

3
Assignment Effective Date:   _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNOR[S][11]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:
MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Title:

[Consented to:][12]
[NAME OF RELEVANT PARTY]

By:
Title:

10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

[__________________]13

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1            Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.06(b)(iii) of the Credit Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(i) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

13 Describe Credit Agreement at option of Administrative Agent.

2
2.            Payments.  From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Effective Date.14  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Effective Date to [the][the relevant] Assignee.

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

14 The Administrative Agent should consider whether this method conforms to its systems.  In some circumstances, the following alternative language may be appropriate:
“From and after the Assignment Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Assignment Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Assignment Effective Date or with respect to the making of this assignment directly between themselves.”

EXHIBIT C
FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE
of
[UIL HOLDINGS CORPORATION][WGP ACQUISITION LLC]
AND ITS SUBSIDIARIES

Pursuant to Section 3.02(f) of the 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of [__], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), WGP Acquisition LLC (“WGP” and, together with the Parent, the “Borrowers”), the banks parties thereto (the “Banks”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer][treasurer] [specify other officer with equivalent duties] of [Parent][WGP], and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Acquisition, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of [Parent][WGP] and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of [Parent][WGP] and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	[Parent][WGP] and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	[Parent][WGP] and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [treasurer] [specify other officer with equivalent duties] of [Parent][WGP], on behalf of [Parent][WGP], and not individually, as of the date first stated above.

[	]

By:
Name:
Title:

EXHIBIT D-1

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of [__], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), WGP Acquisition LLC (“WGP” and, together with the Parent, the “Borrowers”), the banks parties thereto (the “Banks”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:	________ __, 20__

EXHIBIT D-2

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of [__], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), WGP Acquisition LLC (“WGP” and, together with the Parent, the “Borrowers”), the banks parties thereto (the “Banks”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________ __, 20__

EXHIBIT D-3

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of [__], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), WGP Acquisition LLC (“WGP” and, together with the Parent, the “Borrowers”), the banks parties thereto (the “Banks”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	________ __, 20__

EXHIBIT D-4

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-DAY BRIDGE TERM LOAN AGREEMENT dated as of [__], 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among UIL Holdings Corporation (the “Parent”), WGP Acquisition LLC (“WGP” and, together with the Parent, the “Borrowers”), the banks parties thereto (the “Banks”) and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:	________ __, 20__

EXHIBIT E-1

FORM OF OPINION OF COUNSEL OF THE BORROWERS

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

[DATE]

Each of the Banks party to the Credit Agreement referred to below.

Morgan Stanley Senior Funding, Inc.,
                    as Administrative Agent under the Credit Agreement referred to below.

Ladies and Gentlemen:

We have acted as counsel for UIL Holdings Corporation (“Parent”), a Connecticut corporation, and WGP Acquisition LLC, a Delaware limited liability company (“WGP”), in connection with the 364-Day Bridge Term Loan  Agreement, dated as of March 28, 2014 (the “Credit Agreement”), among the Parent, WGP, each of the banks party thereto (the “Banks”) and Morgan Stanley Senior Funding, Inc. as administrative agent for the Banks (the “Agent”).  Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Credit Agreement.
For purposes of this opinion, “Opinion Party” means each of the Parent and WGP.

We have reviewed copies of the Credit Agreement, the agreements listed in Exhibit A hereto and originals or duplicates or certified, conformed or photostatic copies of such corporate records, certificates, agreements and other documents of public officials and of the Opinion Parties, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that:

(1)            WGP is an existing limited liability company in good standing under the laws of the State of Delaware.

(2)            The Credit Agreement has been duly authorized, executed and delivered by WGP.

(3)             The Credit Agreement constitutes a valid and legally binding obligation of each Opinion Party enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(4)            Neither Opinion Party is an “investment company” as defined in the Investment Company Act of 1940, as amended.

(5)            (a) The execution and delivery of the Credit Agreement by WGP do not, and the borrowing and repayment of the Loans by WGP will not, violate its  certificate of formation or limited liability company agreement as in effect on the date hereof, and (b) the execution and delivery of the Credit Agreement by the Opinion Parties do not, and the borrowing and repayment of the Loans by the Opinion Parties will not, result in a default under or breach or violation of the agreements listed in Exhibit A hereto; provided, however, that we are expressing no opinion in clause (b) as to compliance with any financial or accounting test, or any limitation or restriction expressed as a dollar amount, ratio or percentage in any of the agreements listed in Exhibit A hereto.

The Banks party to the Credit Agreement and Morgan Stanley Senior Funding, Inc., as Administrative Agent	-3-

(6)            All regulatory consents, authorizations, approvals and filings required to be obtained or made by each Opinion Party under the Covered Laws for the execution and delivery by such Opinion Party of the Credit Agreement and the borrowing and repayment of the Loans by such Opinion Party have been obtained or made.

(7)            The execution and delivery by each Opinion Party of the Credit Agreement do not, and the borrowing and repayment of the Loans by such Opinion Party will not, violate any Covered Laws.

In rendering the foregoing opinion we express no opinion with respect to:

(i)                  the enforceability of the sections of the Credit Agreement providing for indemnification which may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent that such action or inaction involves gross negligence, recklessness or willful or unlawful conduct or otherwise violates public policy;

(ii)                  the enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited in certain circumstances;

(iii)                the effect of the laws of any jurisdiction in which any Bank is located (other than the State of New York) that limit (A) the interest, fees or other charges such Bank may impose for the loan or use of money or other credit, (B) the validity of any provision in the Credit Agreement that relates to the subject matter jurisdiction of any court, (C) the right of set-off without notice and (D) a waiver of defense or waiver of inconvenient forum; and

(iv)                 any provision of the Credit Agreement to the extent that any such provision is governed by the laws of any jurisdiction other than the State of New York and the Federal laws of the United States.

In rendering our opinions, we have, with your approval, relied as to certain matters on information obtained from public officials, officers of the Opinion Parties and other sources believed by us to be responsible, and we have assumed, with your approval, (i) the due authorization, execution and delivery of the Credit Agreement by each of the parties thereto (other than WGP); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, records, certificates and other instruments reviewed by us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies of originals conform to the original documents, records, certificates and instruments; (v) the legal capacity of all individuals executing documents; (vi) that the Credit Agreement is the valid and binding obligation of each party thereto (other than the Opinion Parties) under New York law in accordance with its terms, and (vii) the execution, delivery and performance of the Credit Agreement by the Opinion Parties do not require the Opinion Parties to obtain any regulatory consent, authorization or approval or make any regulatory filing that has not been obtained or made (other than those required to be obtained or made by each Opinion Party under the Covered Laws for the execution and delivery by such Opinion Party of the Credit Agreement and the borrowing and repayment of the Loans by such Opinion Party), in each case, assumptions that we have not independently verified.

The Banks party to the Credit Agreement and Morgan Stanley Senior Funding, Inc., as Administrative Agent	-4-

The opinions expressed in this opinion letter are limited to the Federal law of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware.

With respect to all matters of Connecticut law, we understand that you are relying upon the opinion, dated [_], of Leonard Rodriguez, Parent’s Managing Counsel delivered to you pursuant to Section 3.02(e)(ii) of the Credit Agreement, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Leonard Rodriguez, Parent’s Managing Counsel.

For purposes of paragraphs (6) and (7) above, “Covered Laws” means the Federal laws of the United States, the laws of the State of New York (including the published rules or regulations thereunder), the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware that in our experience normally are applicable to general business corporations and transactions such as those contemplated by the Credit Agreement; provided, however, that, for purposes of paragraphs (6) and (7) above, such term does not include federal or state securities laws, other antifraud laws and fraudulent transfer laws, tax laws, the Employee Retirement Income Security Act of 1974, antitrust laws or any law that is applicable to the Opinion Parties, the Credit Agreement or the transactions contemplated thereby as part of a regulatory regime applicable to the Opinion Parties or their respective affiliates due to their status, business or assets.

As contemplated by the qualifications set forth in paragraph (3) above, in rendering the foregoing opinion, we are expressing no opinion as to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights.  Also, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

This opinion is being delivered pursuant to the requirement of Section 3.02(e)(i) of the Credit Agreement by us as counsel for the Company and is solely for the benefit of you and your successors and assigns permitted under the terms of the Credit Agreement and may not be relied upon by any other person.

•	Very truly yours,

•

• EXHIBIT A
• AGREEMENTS
•
1.            Amended and Restated Credit Agreement, dated as of November 30, 2011, among the Parent, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation, The Berkshire Gas Company,  each of the Banks party thereto, JPMorgan Chase Bank, N.A. and Union Bank, N.A. as LC Banks, and JPMorgan Chase Bank, N.A. as Administrative Agent, as amended on March 17, 2014.

2.            Senior Indenture, dated as of October 7, 2010, between the Parent and The Bank of New York Mellon as Trustee.

3.            First Supplemental Indenture to Senior Indenture, dated as of October 7, 2010, between the Parent and The Bank of New York Mellon as Trustee.

[To include any additional material debt agreements entered into after the date of the Credit Agreement to which either Opinion Party is party as of the Closing Date, to the extent reasonably requested by the Administrative Agent.]

EXHIBIT E-2

FORM OF OPINION OF IN-HOUSE COUNSEL OF PARENT

[LETTERHEAD OF UIL HOLDINGS CORPORATION]

[DATE]

Each of the Banks party to the Credit Agreement referred to below.

Morgan Stanley Senior Funding, Inc.,
as Administrative Agent under the Credit Agreement referred to below.

Ladies and Gentlemen:

I am Managing Counsel of UIL Holdings Corporation, a Connecticut corporation (the “Company”), and as such, have served as counsel for the Company in connection with the 364-Day Bridge Term Loan  Agreement, dated as of March 28, 2014 (the “Credit Agreement”), among the Company, WGP Acquisition LLC (“WGP”), each of the banks party thereto (the “Banks”) and Morgan Stanley Senior Funding, Inc. as administrative agent for the Banks (the “Agent”).  Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Credit Agreement.

For the purposes of this opinion I, or attorneys under my supervision, have examined:

(1)	the Certificate of Incorporation of the Company, including all amendments as in effect at the date hereof;

(2)	the Bylaws of the Company, including all amendments as in effect at the date hereof; and

(3)	the Credit Agreement.

I have also reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

In my examination, I have assumed (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to me as originals, (iv) the conformity to original documents of all documents submitted to me as conformed, facsimile, electronic or photostatic copies, (v) the due authorization of the execution, delivery and performance of the Credit Agreement by the parties signatory thereto (other than the Company), (vi) the execution and delivery of the Credit Agreement by the parties signatory thereto (other than the Company) and (vii) the enforceability thereof against such other parties in accordance with the terms thereof.  I have also assumed the accuracy of and relied upon, as to matters of fact, the representations, warranties and covenants of the parties thereto in the Credit Agreement.

Based upon the foregoing, and subject to the other exceptions, qualifications, limitations and assumptions set forth herein, I am of the opinion that:

The Banks party to the Credit Agreement and Morgan Stanley Senior Funding, Inc., as Administrative Agent	-2-

(i) The Company is an existing corporation in good standing under the laws of Connecticut.

(ii) The Credit Agreement has been duly authorized, executed and delivered by the Company.

(iii) The execution and delivery of the Credit Agreement by the Company do not, and the borrowing and repayment of the Loans by the Company will not, violate its certificate of incorporation or bylaws as in effect on the date hereof.

(iv) Except as described in (a) the financial statements furnished pursuant to Section 4.01(e) of the Credit Agreement and in the Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 201[3] (including the notes in the financial statements included therein)* or (b) Annex A attached hereto, as of the date hereof, there is no litigation, proceeding or governmental investigation pending or, to my knowledge, overtly threatened against the Company or WGP that would have a material adverse effect on the business, assets or financial condition of the Company or WGP and their respective Subsidiaries taken as a whole or that would materially adversely affect the ability of the Company or WGP to perform their respective obligations under the Credit Agreement.

(v) As of the date hereof, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the execution, delivery and performance of the Credit Agreement by each of the Company and WGP that has not been obtained or made.

My opinions herein are subject to the exceptions, qualifications and limitations set forth above, as well as the following further exceptions, qualifications and limitations:

A.            This opinion letter is limited to the opinions expressly set forth herein, as qualified, and no opinion is implied or may be inferred beyond the opinions expressly so stated.

B.            This opinion is rendered as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any changes of law or any new developments which might affect any matters or opinions set forth herein, or otherwise update this opinion.

C.            I express no opinion as to the laws of any jurisdiction other than the laws of the State of Connecticut, as currently in effect.

D.            This opinion is being delivered pursuant to the requirement of Section 3.02(e)(ii) of the Credit Agreement by me as counsel for the Company and is solely for the benefit of you and your successors and assigns permitted under the terms of the Credit Agreement.
Very truly yours,

* To update to fiscal year of most recent Parent’s Annual Report on Form 10-K